Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Judy DeRango Wicks Vice President Corporate Communications Fiserv, Inc. 678-375-1595 judy.wicks@fiserv.com	Peter Holbrook Vice President Investor Relations Fiserv, Inc. 262-879-5055 peter.holbrook@fiserv.com

For Immediate Release

Fiserv Appoints Carl W. Stern to its Board of Directors

Brookfield, Wis., February 24, 2011 – Fiserv, Inc. (NASDAQ: FISV), the leading global provider of financial services technology solutions, today announced the appointment of Carl W. Stern, chairman of The Boston Consulting Group Inc. (BCG), to its Board of Directors.

Mr. Stern has been shaping strategic business thinking for more than 35 years. In 1974, he joined BCG, a global management consulting firm that advises clients regarding issues of direction and performance. He led BCG’s Chicago office from 1981 to 1991, and the company’s Americas region from 1991 to 1997. In 1997, he was elected president and chief executive officer of the company, a position he held through 2003. Mr. Stern has since served as BCG’s chairman of the board.

“For more than three decades, Carl has used his senior strategic and leadership experience to bring provocative ideas and insights to the companies and individuals with whom he has worked,” said Don Dillon, Fiserv Chairman of the Board. “His experience will complement our board of directors well, and we’re looking forward to adding his perspectives.”

Mr. Stern remains active in client service, assisting a number of global companies in developing competitive strategies for their businesses and in shaping their corporate portfolios. He has written extensively and is a frequent speaker at management forums around the world.

Prior to joining BCG, Mr. Stern served in the U.S. Navy as a lieutenant. He graduated from Harvard University, cum laude, with a Bachelor of Arts in economics. He earned a Master of Business Administration degree from the Stanford Graduate School of Business in 1974.

Mr. Stern serves on the boards of the Initiative for a Competitive Inner City and the Friends of the World Food Program. He is a trustee or member of several organizations; among them are the Chicago Symphony Orchestra, Rush University Medical Center, the civic committee of The Commercial Club of Chicago, and the Chicago Club.

Press Release

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is the leading global provider of information management and electronic commerce systems for the financial services industry, driving innovation that transforms experiences for financial institutions and their customers. Fiserv is ranked No. 1 on the FinTech 100 survey of top technology partners to the financial services industry. For more information, visit www.fiserv.com.

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